FOURTH AMENDMENT TO CONVERTIBLE NOTES

This FOURTH AMENDMENT TO CONVERTIBLE NOTES (this “Amendment”) is made and entered into as of December 6, 2012 by and between Bohai Pharmaceuticals Group, Inc., a Nevada corporation (the “Company”), and Euro Pacific Capital, Inc. (the “Investor Representative”).

WHEREAS, on January 5, 2010, the Company consummated a $12,000,000 financing (the “Offering”) with certain accredited investors (the “Investors”) whereby the Company issued 6,000,000 units at $2.00 per unit, with each unit consisting of a $2.00 principal amount, two year convertible note (collectively, as amended, the “Notes”) and a three year common stock purchase warrant to purchase one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at $2.40 per share, subject to certain conditions (collectively, the “Warrants”);

WHEREAS, pursuant to Section 2.8 of that certain Securities Purchase Agreement, dated January 5, 2010, between the Company and the Investors (the “SPA”), each Investor duly appointed the Investor Representative as such Investor’s true and lawful agent and attorney-in-fact to, among other matters, waive any terms and conditions of the Notes and to be such Investor’s exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by the Notes and the Warrants (the “Power of Attorney”);

WHEREAS, on December 31, 2011, the Company entered into an amendment to the Notes with the Investor Representative which, among other things, extended the maturity date of the Notes from January 5, 2012 to April 5, 2012;

WHEREAS, on May 15, 2012, the Company entered into an second amendment to the Notes with the Investor Representative, which, among other things, extended the maturity date of the Notes from April 5, 2012 to October 5, 2012;

WHEREAS, On June 27, 2012, the Company entered into a Third Amendment to the Notes (the “Third Amendment”) with the Investor Representative to remove the limitations on Company’s ability to incur debt, to incur liens or to make capital expenditures.

WHEREAS, the Company and the Investor Representative, exercising the Power of Attorney on behalf of the Investors, desire to further modify certain provisions of the Notes on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the applicable provisions of the SPA and the Notes, the parties hereby agree as follows:

1.                  Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Notes.

2.                  Amendments. The Investor Representative and the Company hereby amend the Notes as follows:

(a)                The definition of “Maturity Date” contained in the Notes, as amended, is hereby amended to extend such Maturity Date from October 5, 2012 until April 5, 2013 (the period from April 5, 2012 to April 5, 2013 being referred to herein as the “Extended Period”).

(b)               During the Extended Period, Interest shall accrue as simple interest on the unpaid Principal amount of the Notes at the rate of twelve percent (12%) per annum.

(c)                In the event that all Principal and Interest on the Notes is repaid in full prior to the conclusion of the Extended Period, Interest shall accrue on a pro rated basis through the date of repayment and not for the entire Extended Period.

(d)               During the Extended Period, the Company shall use all commercially reasonable efforts to convert the funds in the Escrow Account into US Dollars in order that payments of Principal can be made. Under the terms of the Escrow Agreement, the Company will have no right to withdraw, dispose of or use the funds contained therein except for conversion into US Dollars for the purpose of repayment of the Notes; provided, however, that the Company may, from time to time, withdraw funds from the Escrow Account to the extent that such withdrawals are in amounts equal to decreases in the outstanding Principal amount of the Notes due to either payments made by the Company from funds other than those in the Escrow Account or conversion of Notes by Investors.

3.                  Ratification.  Except as expressly amended by this Amendment, the terms and conditions of the Notes are hereby confirmed and shall remain in full force and effect without impairment or modification.

4.                  Power of Attorney.  The Investor Representative represents and warrants that it has not received any notice regarding, and is not otherwise aware that any Investor has revoked or modified, or sought or desires to revoke or modify, the Power of Attorney with respect to such Investor or any Investor.

5.                  Conflict.  In the event of any conflict between any Note and this Amendment, the terms of this Amendment shall govern.

6.                  Binding Effect.  The parties acknowledge and agree that this Amendment complies with all of the applicable terms and conditions of the Notes that are necessary to effect an amendment to the Notes and therefore, upon the execution and delivery hereof by the parties, this Amendment shall have such binding effect.

7.                  Governing Law; Venue.  All questions concerning the construction, validity, enforcement and interpretation of the this Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Amendment (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Amendment), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO (INCLUDING ITS AFFILIATES, AGENTS, OFFICERS, DIRECTORS AND EMPLOYEES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.                  Counterparts.  This Amendment may be executed in any number of counterparts and delivered by in email/.pdf format or by facsimile, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed and delivered on their behalf as of the date first above written.

BOHAI PHARMACEUTICALS GROUP, INC.

By: /s/ Hongwei Qu_______________________

Name: Hongwei Qu

Title: CEO

EURO PACIFIC CAPITAL, INC., as Investor Representative

By:/s/ Robert Decker _____________________

Name: Robert Decker

Title: Chief Compliance Officer